UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Red Trail Energy, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	The proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

Proxy Solicitation Script for Red Trail Energy, LLC

This script provides information to the member and solicit his/her vote by mail.

RTE Solicitor:   Good Evening Mr./Ms.  .  My name is ________ and I'm a board member at Red Trail Energy in Richardton.  I'm calling in regard to the important proxy materials which you should have received for Red Trail's Annual Meeting of Members which will be held on May 28 at the Best Western Ramkota Inn in Bismarck.  This information was mailed to you in late April.  The package consisted of a Red Trail business envelope with a yellow proxy card in the envelope.  Do you recall receiving it? (Proceed to A or B as applicable).

A         (If the member has received the proxy materials)

Member:      Yes.

RTE Solicitor: Have you sent back your proxy card?

Member:  Yes or No.  (If no, proceed to I. below) (If Yes, proceed to II. below)

I. RTE Solicitor:   Great, I would appreciate a few moments of your time to talk to you about the materials and why it is so important that you vote.

We are calling our members to urge them to read and complete the proxy card enclosed in the package. I’d like to ask you to vote “FOR” each of the proposals on the proxy card and to send it back to the Company as soon as you can.  Thank you very much for your time, Mr./Ms. .  We look forward to receiving your card shortly.

II. RTE Solicitor:  Great, thank you very much for voting.  May I ask if you voted “FOR” each of the proposals supported by the Board on the proxy card?

Member:  Yes or No.  (If Yes, proceed to I. below) (If No, proceed to II. below)

I. RTE Solicitor:  Great, thank you for supporting the Board’s recommendations, and we hope to see you at the Annual Meeting.

II. RTE Solicitor: May I ask which proposal you voted “No” on?

Member: [Proposal 1, 2, or 3] (as applicable).

Since you did not support the Board’s recommendation on Proposal [1, 2, or 3], I would like to provide you with additional information and ask that you reconsider your vote and consider resubmitting a proxy with the Board’s recommendation.

[If Proposal 1] - As you recall, the Board recommended that the members vote FOR the election of the incumbent governors, William Price and Mike Appert, for a three year term that will end at the 2012 Annual Meeting of Members.  The Board underwent a time-consuming and detailed review of all of the candidates for governor, and determined that Mr. Price and Mr. Appert were the best candidates for the respective governor positions.  The Board asks you to reconsider your vote for any non-Board supported candidates, and resubmit your proxy voting FOR the Board-supported candidates.  We will be mailing you a new proxy card so that you may resubmit your proxy if you wish to do so.

[If Proposal 2] - As you recall, the Board asked you to vote FOR amending our current Member Control Agreement in its entirety, and replacing our current Member Control Agreement with the Amended and Restated Member Control Agreement attached to the proxy statement as Exhibit A.  After extensive review of the current and the proposed Amended and Restated Member Control Agreements, the Board determined that our current Member Control Agreement does not allow the Company enough flexibility to issue membership units in the future, and that the Amended and Restated Member Control Agreement will help the Company achieve corporate governance best practices, aid the Company in raising capital in the short and long term, and allow the Company to meet one of the likely provisions of an agreement to waive principal payments (number of payments to be determined) that has been requested from our senior lender.  The Board is asking you to reconsider your vote against the Amended and Restated Member Control Agreement and to resubmit your proxy voting FOR the Amended and Restated Member Control Agreement.  We will be mailing you a new proxy card so that you may resubmit your proxy if you wish to do so.

[If Proposal 3]   Boulay, Heutmaker, Zibell & Co., P.L.L.P. currently serves as our independent registered public accounting firm.  The Board of Governors has appointed Boulay to be the Company’s independent auditor for the fiscal year ending December 31, 2009.  As you recall the Board asked members, as a matter of corporate governance best practices, to vote FOR the ratification of Boulay’s appointment as the Company’s independent auditor for the 2009 fiscal year.  The Board is asking you to reconsider your vote against ratification of Boulay’s appointment and to resubmit your proxy voting FOR the ratification of the appointment of Boulay as the Company’s independent auditor for the 2009 fiscal year.  We will be mailing you a new proxy card so that you may resubmit your proxy if you wish to do so.

B        (If the member has not received the proxy materials or threw it away.)

Member:      No.

RTE Solicitor:   May I confirm your address so that another package can be sent to you?  (Confirm address with member.)  You will be receiving a duplicate package shortly.  We ask only that you read the materials and take a moment to complete and return the proxy card.  We would like to ask that you vote “FOR” each of the proposals on the proxy card.  Thank you very much for your time, Mr./Ms. .  We look forward to receiving your card shortly.

The following information is only to be given if the member asks a question about it:
1.  Proxy Statement Proposals (see page 3)
2.  RTE’s financial condition/distributions (see page 4)
3.  Possibility of bankruptcy (see page 5)
4.  Corn Procurement program (see page 6)
5.  Plant operations (see page 7)
6.  Status of bank negotiations (see page 8)
7.  Lignite vs. PRB coal (see page 9)
8.  Status of Greenway relationship (refer question to management)
9.  Why did I receive so much information this year? / Why did I receive multiple copies of materials (see page 10)

Proxy Statement Proposals

Member:      What are the proposals?

RTE:   Briefly, they are for the election of two members of our board, to approve an amended member control agreement and to ratify the appointment of our auditors.  Each is described more fully in the materials.

1.    ELECTION OF GOVERNORS. The Board of Red Trail Energy is recommending that the members vote FOR the election of the incumbent governors, William Price and Mike Appert, for a three year term that will end at the 2012 Annual Meeting of Members.  Since Red Trail has cumulative voting for governor, you have two votes for each membership unit that you own.  You may allocate all of your votes amongst the candidates for governor in any manner you wish.

2.     APPROVAL OF AMENDED AND RESTATED MEMBER CONTROL AGREEMENT.  The Board is asking you to vote FOR amending our current Member Control Agreement in its entirety, and replacing our current Member Control Agreement with the Amended and Restated Member Control Agreement attached to the proxy statement as Exhibit A.  The Board believes that our current Member Control Agreement does not allow the Company enough flexibility to issue membership units in the future, and that the Amended and Restated Member Control Agreement will help the Company achieve corporate governance best practices, aid the Company in raising capital in the short and long term, and allow the Company to meet one of the likely provisions of an agreement to waive principal payments (number of payments to be determined) that has been requested from our senior lender.

3.     RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR.  Boulay, Heutmaker, Zibell & Co., P.L.L.P. currently serves as our independent registered public accounting firm.  The Board of Governors has appointed Boulay to be the Company’s independent auditor for the fiscal year ending December 31, 2009.  The Board is asking members, as a matter of corporate governance best practices, to ratify this appointment at the Annual Meeting and is asking you to vote FOR the ratification of Boulay’s appointment as the Company’s independent auditor for the 2009 fiscal year.

RTE:   These are the proposals.  Please read the materials carefully, complete the enclosed proxy card and return it promptly in the envelope provided.

At end of call, say the following:

RTE:   Thank you for your time, Mr./Ms.  .  Your vote is very important, and we look forward to receiving it soon.

Financial Condition

Member:                      How is the company doing financially?

RTE: Solicitor:  For the most up-to-date public information on Red Trail’s financial condition, please see the Company’s quarterly report on Form 10-Q, filed with the SEC on May 15, 2009.  Also, for our consolidated audited financial statements for the fiscal year ended December 31, 2008, please see the Company’s annual report on Form 10-K, which was filed with the SEC on March 31, 2009 and included with the proxy statement in our recent mailing.  Our Plant, and, we believe, many other plants in the ethanol industry, are operating in a negative cash flow environment.  Under current market conditions we anticipate that we will have available capital to operate our business through the end of 2009 but that the level of available capital that we have left may be insufficient to sustain operations through the first quarter of 2010.

To offset the current poor market conditions, the Company has taken a number of steps including:

1.	Temporarily suspending employee bonuses and eliminating management bonuses for the year ended December 31, 2008.

2.	The Company’s Chief Executive Officer and Chief Financial Officer took voluntary pay cuts totaling $45,000 annually.

3.	The Company’s board of governors has opted out of the compensation they receive for attending board and committee meetings.

4.	The Plant rate is being monitored on an on-going basis in conjunction with industry margins to determine the best rate at which to operate the Plant.

5.	The Company has adjusted its hedging strategy.

6.	The Company has undertaken various measures to improve efficiency in the Plant in an effort to get the most ethanol out of each bushel of corn. This is an on-going process.

7.	The Company has reorganized its corn procurement practices in an effort to procure more corn from North Dakota farmers and less via rail, resulting in lower transportation costs.

8.	The Company is also evaluating other potential cost cutting measures.

Distributions
Pursuant to our loan agreement, we must have met certain financial thresholds to make a distribution.  For 2008, we did not meet those requirements and did not make a distribution. The board will evaluate the Company’s financial condition this time next year, and determine if Red Trail is able to make a distribution.  The Company’s financial condition will have to significantly improve to merit a distribution next year.

At end of call, say the following: Thank you for your time, Mr./Ms.  .  Your vote is very important, and we look forward to receiving it soon.

Bankruptcy

Member:                      Is the plant going to file for bankruptcy?

RTE Solicitor:  Our projections show that we will be in violation of certain of our loan covenants during 2009.  We have requested an agreement to waive scheduled principal payments (number of payments to be determined) from our senior lender, which would typically allow us to forgo principal payments for a period of time in exchange for an increase in the interest rates on the associated debt, along with requirements that we take certain actions and/or maintain or attain certain financial milestones.  There is no certainty that we will be able to reach agreement with the senior lender on the terms of an agreement to waive principal or that the lender will grant us waivers for future projected loan covenant violations.  If we are unable to agree on the terms of an agreement to waive principal with our lender, bankruptcy may become a possibility.

We were notified on March 27, 2009 by our senior lender that we were in violation of certain loan covenants as of December 31, 2008 and that we have been granted a waiver of those covenant violations.   We have already taken a number of actions to limit the possibility of bankruptcy, including voluntary pay cuts by management, adjustments in our hedging strategy, reorganization of our corn procurement strategy, and a reduction in our ethanol production rate.  We will attempt to exercise all of our options before considering bankruptcy, but there is no guarantee that these options will be available or that we will not consider the bankruptcy option in the future.

For the most up-to-date public information on Red Trail’s financial condition, please see the Company’s quarterly report on Form 10-Q, filed with the SEC on May 15, 2009.  For our consolidated audited financial statements for the fiscal year ended December 31, 2008, please see the Company’s annual report on Form 10-K, which was filed with the SEC on March 31, 2009 and included with the proxy statement in our recent mailing.

At end of call, say the following:

RTE:   Thank you for your time, Mr./Ms.  .  Your vote is very important, and we look forward to receiving it soon.

Corn Procurement Program

Member:                      Can you tell me more about Corn Procurement Program being considered by the Company?

RTE Solicitor:   recent history has shown that, with the current supply and demand imbalance present in the industry, buying market priced corn and selling market priced ethanol still does not allow the Company to capture a positive cash flow.  Based on those market conditions, the Company’s calculations show that, if the Company could procure corn at an approximate $0.25 - $0.30 per bushel discount from market prices and sell ethanol at market prices it would be able to maintain its cash flow.  We have presented a draft Corn Procurement Program plan to a number of local corn producers, to gauge whether there is interest in local producers selling corn to the Company at a discount, in exchange for the opportunity to receive bonus payments in the future if margin conditions in the industry improve and the Company achieves a more positive cash flow.  The Company has requested an agreement to waive principal payments (number of payments to be determined) from its senior lender.  One of the possible concessions may be that the Company implement a program similar to the one described above that would be acceptable to its senior lender and participant banks.  While the Company believes that implementing such a corn procurement program would help the Company weather the current poor economic conditions in the ethanol industry, there is no guarantee such a program will provide the desired effect.   The board of governors will continue to evaluate the structure of the program and attempt to improve the cash flow situation for the Company with or without discounted corn.

   For the most up-to-date public information on Red Trail’s financial condition and corn procurement program, please see the Company’s quarterly report on Form 10-Q, filed with the SEC on May 15, 2009. Also, please see our current report on Form 8-K filed with the SEC on April 22, 2009.

At end of call, say the following:

RTE:   Thank you for your time, Mr./Ms.  .  Your vote is very important, and we look forward to receiving it soon.

Plant Operations

Member:                      How is the Plant doing operationally?

RTE Solicitor:  During 2008 the Plant had a successful year operationally.  In terms of operations, the Plant produced 54.8 million gallons of ethanol – approximately 110% of nameplate capacity.  The Plant also produced approximately 103,000 tons of dry distillers grains and 119,000 tons of wet distillers grains from approximately 19.8 million bushels of corn.   The Plant maintained an excellent safety record during 2008 with no lost time accidents recorded.  In addition, The Company installed a coal unloading facility adjacent to our Plant site.  The coal unloading facility became operational in September 2008.  Since that time, the Company has seen a decrease in its coal cost of approximately $10 per ton.  On an annual basis, this savings should amount to approximately $1 million.   Finally, as a result of the margin situation that currently exists in the ethanol industry, the Company made the decision to monitor the Plant on an on-going basis in conjunction with industry margins to determine the best rate at which to operate the Plant.  The Company believes that the operational reductions will only be temporary, and that the Plant will run at full capacity once margins improve.  Operations, in terms of yield per bushel, have not been affected by the reduction in capacity, and the Plant is currently performing well.

      For the most up-to-date public information on Red Trail’s financial condition and operations, please see the Company’s quarterly report on Form 10-Q, filed with the SEC on May 15, 2009.  Also, please see the Company’s annual report on Form 10-K, which was filed with the SEC on March 31, 2009 and included with the proxy statement in our recent mailing.

Member:                      Is the plant going to install Corn Oil Extraction?

RTE Solicitor:  During 2008, the Company entered into an agreement to install into our plant and operate a 3rd party’s corn oil extraction equipment. Due to the downturn in the economy, which occurred during the last 6 months of 2008, the 3rd party we contracted was unable to obtain financing for its operation. We continue to communicate with them and others in search for the best path to successfully implement corn oil extraction in our plant.

At end of call, say the following:

RTE:   Thank you for your time, Mr./Ms.  .  Your vote is very important, and we look forward to receiving it soon.

Status of Bank Negotiations

Member:                      How are the Company’s negotiations with its bank progressing?

RTE Solicitor:   the Company was notified on March 27, 2009 by its senior lender, First National Bank of Omaha, that it was in violation of certain loan covenants as of December 31, 2008 and that it has been granted a waiver of those covenant violations.  Our projections show that we will be in violation of certain of our loan covenants during 2009.  As a result of these projected covenant violations, which allow the Bank the ability to call our long-term debt due and payable during 2009, we have reclassified all of our long-term debt to a current liability on the balance sheet.  As part of our ongoing communication with the Bank we have requested the Bank consider entering into an agreement to waive principal payments (number of payments to be determined).  This type of agreement would typically allow the Company to forgo principal payments for a period of time in exchange for an increase in the interest rates on the associated debt along with requirements for the Company to take certain actions and/or maintain or attain certain financial milestones.  The Company has yet to agree to terms on an agreement to waive principal payments with the Bank.  There is no certainty that we will be able to reach agreement with the Bank on the terms of such an agreement or that the Bank will grant us waivers for future projected loan covenant violations.  If we are unable to reach agreement with the Bank on the terms of an agreement to waive principal, the Company will be forced to evaluate other options, including bankruptcy or ceasing operations.

For the most up-to-date public information on Red Trail’s financial condition and the status of our bank negotiations, please see the Company’s quarterly report on Form 10-Q, filed with the SEC on May 15, 2009.  Also, please see the Company’s annual report on Form 10-K, which was filed with the SEC on March 31, 2009 and included with the proxy statement in our recent mailing.

At end of call, say the following:

RTE:   Thank you for your time, Mr./Ms.  .  Your vote is very important, and we look forward to receiving it soon.

Lignite vs. PRB coal

Member: Is the Plant still running on PRB coal, and when will it switch to lignite coal, if ever?

RTE Solicitor:  during the startup period of January to April 2007, the Plant experienced a number of shutdowns as a result of issues related to lignite coal quality and delivery, along with the performance of our coal combustor while running on lignite coal.  As a result of these issues, we terminated our lignite coal purchase and delivery contract and switched to PRB coal as an alternative to lignite coal.  Since making the change, the Plant has not experienced any shut-downs due to coal quality or delivery.  In 2007, we entered into a two year agreement with Westmoreland Coal Sales Company to supply PRB coal through 2009.  We believe that running the Plant on PRB coal provides a good short-term solution for the Company. As a long-term solution, we are working with our design-build contractor, Fagen Inc., and its subcontractors to find ways to modify the coal combustor so that we can switch back to using lignite coal and meet the emissions requirements of our air quality permits.  If we cannot modify the coal combustor to use lignite coal, we may have to use PRB coal instead of lignite coal as a long-term solution.  Unfortunately, running the Plant on PRB coal does not allow us to satisfy the conditions of our lignite grant from the state of North Dakota’s Industrial Commission.   For the years ended December 31, 2007 and 2008, we did not meet the minimum lignite usage specified in the grant contract, and we may be required to repay our grant at an accelerated rate of $35,000 per year for every year we do not meet the specified percentage of lignite use as outlined in our grant.  However, we believe that it is more important to have a reliable source of coal for the Plant, and will continue to use PRB coal until we are assured that we can run the Plant on lignite coal without any quality or delivery problems.

For the most up-to-date public information on Red Trail’s financial condition and coal usage, please see the Company’s quarterly report on Form 10-Q, filed with the SEC on May 15, 2009.  Also, please see the Company’s annual report on Form 10-K, which was filed with the SEC on March 31, 2009 and included with the proxy statement in our recent mailing.

At end of call, say the following:

RTE:   Thank you for your time, Mr./Ms.  .  Your vote is very important, and we look forward to receiving it soon.

Additional Information/Multiple Copies of Materials

Member:  Why did I receive so much information this year?

RTE Solicitor:  The packet of information should have included a proxy statement and our Annual Report on Form 10-K.  We follow the reporting requirements of the The United States Securities and Exchange Commission and are required to send a copy of the 10-K to each member.  Our proxy statement is also a little longer due to the required disclosures related to the Proposal to Amend the Member Control Agreement.

Member:  Can anything be done to decrease the size of the mailings?  Can the information be sent out via email?

RTE Solicitor:  We are looking into the possibility of making our proxy materials available on the internet, and providing members with a short notice of internet availability for next year.

Member:  Why did I receive multiple copies of the materials?  This seems like a waste of money.

RTE Solicitor:  We are required to mail out a proxy to all members.  In some cases, members may have invested more than one time and they have multiple certificates.  Because we don’t have that many members that have multiple certificates, we have chosen to send out multiple copies of the materials.  We are hopeful that next year we will be able to reduce our mailing costs by sending the proxy materials electronically.

At end of call, say the following:

RTE:   Thank you for your time, Mr./Ms.  .  Your vote is very important, and we look forward to receiving it soon.